Exhibit 10.9
January 6, 2023
revised and supersedes offer letter dated 12/21/22
Melissa Aquino
Via Email
Dear Melissa,
Congratulations! I am delighted to extend you an offer of employment with Danaher Corporation (the “Company”) and am confident that your background and experience will allow you to make major contributions to the Company. We look forward to welcoming you to our dynamic team. As we discussed, your position would be Vice President and Group Executive, Water Quality based remotely, reporting to Jennifer Honeycutt, subject to periodic review.
Please allow this letter to serve as documentation of the offer extended to you.
Start Date: Your start date will be January 9, 2023.
Base Salary: Your base salary will be paid at the annual rate of $700,000 subject to periodic review, and payable in accordance with the Company’s usual payroll practices.
Benefits: You will be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k) retirement plan beginning on your first day of employment subject to the applicable plan. Information about our various benefit programs is enclosed.
Incentive Compensation: You are eligible to participate in the Incentive Compensation Plan (ICP) with a target bonus of 80% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. Associates who commence employment prior to October 1 of the calendar year in which they commence employment will be eligible for an ICP bonus on a pro-rated basis.
Vacation / Paid Time Off: You will be eligible for annual vacation / paid time off benefits pursuant to the Company’s vacation /paid time off policy.

Stock Options and RSUs:
Equity Award Program. A recommendation will be made to grant you an equity award as part of Danaher’s annual equity compensation program. This recommendation will be considered and acted upon as appropriate following commencement of your employment. The target award value of this grant would be $1,300,000. In addition, you will be eligible annually to participate in Danaher’s equity compensation program, subject to periodic review.
Any equity awards would vest 25% on each of the first four anniversaries of the grant date and be governed solely by the terms and conditions set forth in Danaher Corporation 2007 Omnibus Incentive Plan and in the particular form of award agreement required to be signed with respect to each award. Unless Danaher determines otherwise, we will use the following methodology in connection with such equity awards:
•The target award value of any grant(s) will be split evenly between stock options and RSUs.
•The target award value attributable to stock options will be converted into a specific number of options based on a Black Scholes valuation methodology.
•The target award value attributable to RSUs will be converted into a specific number of RSUs using the closing price of Danaher’s common stock on the grant date.
While historically Danaher’s share price has increased over time, Danaher cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.
New Hire Equity Award. A recommendation will be made to the Compensation Committee of Danaher’s Board of Directors to grant you a sign-on equity award at its next regularly scheduled meeting after your Start Date at which equity awards are considered. The target award value of this one-time, new hire grant would be $3,500,000.
Your new hire equity award would vest 50% on your first anniversary and 25% on the second and third anniversaries of the grant date and be governed solely by the terms and conditions set forth in Danaher Corporation 2007 Omnibus Incentive Plan, and in the particular form of award agreement required to be signed with the award.
Unless Danaher determines otherwise, we will use the following methodology in connection with such equity awards:
▪The target award value of any grant(s) will be split evenly between stock options and RSUs.
▪The target award value attributable to stock options will be converted into a specific number of options based on a Black Scholes valuation methodology.
▪The target award value attributable to RSUs will be converted into a specific number of RSUs using the closing price of Danaher’s common stock on the grant date.
While historically Danaher’s share price has increased over time, Danaher cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.
Signing Bonus: The Company will provide you a signing bonus equal to $625,000 that is payable in the first normal payroll date following the commencement of your employment with the Company.

Payment of this bonus is conditioned on your execution of the enclosed Signing Bonus Repayment Agreement. We will provide the agreement in a separate document.
Supplemental Retirement/Deferred Compensation Benefit. You will be eligible to participate in Danaher’s executive supplemental retirement/deferred compensation program. This program is a non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or ICP bonus or both). Vesting requirements and your participation in the program are subject to all of the terms and conditions set forth in the applicable plan documents. Additional information on the program will be provided to you by Fidelity after you join the Company.
At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.
Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of a background and reference check, a pre-employment/post offer drug screen, and your execution and return of the following documents no later than the date stated in the acknowledgment below:
•Agreement Regarding Competition and the Protection of Proprietary Interests
•Certification of Danaher Corporation Code of Conduct
•Certification of Compliance of Obligations to Prior Employers
•Signing Bonus Repayment Agreement
Thank you for considering our offer. We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.
I realize that a career decision such as this has a major impact on you and your family. If there is anything we can do, please do not hesitate to contact Amanda Stoucker, Senior Manager Human Resources at                         .

Sincerely yours,

/s/ Georgeann Couchara

Georgeann Couchara
SVP Human Resources, Danaher Corporation

Acknowledgement
Acknowledgment: Please acknowledge that you have read, understood, and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed documents no later than January 6, 2023, and in no event after your employment start date.

/s/ Melissa Aquino	Jan 8, 2023
Melissa Aquino	Signature Date: